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                                                                   EXHIBIT 10.24

                              E*TRADE GROUP, INC.

                        MANAGEMENT CONTINUITY AGREEMENT


          This Management Continuity Agreement (the "Agreement") is made and entered into effective as of January 1, 1997, by and between Kathy Levinson (the "Employee") and E*TRADE GROUP, INC., a California corporation (the "Company").

                                    RECITALS

     A. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue her employment and to motivate the Employee to maximize the value of the Company.

     B. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control.
The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     C. The Board believes that it is imperative to provide the Employee with certain benefits upon termination of employment or upon a Change of Control, which benefits are intended to provide the Employee with financial security and provide sufficient incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by the Employee, to agree to the terms provided herein.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

          1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Base Salary. "Base Salary" shall have the meaning assigned to it in Section 3 of this Agreement.
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          (b)  Cause.  "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with her responsibilities as an employee and intended to result in personal enrichment of the Employee or her associates at the expense of the Company or its shareholders; (ii) committing a felony or an act of fraud against the Company or its affiliates; (iii) continued violations by the Employee of the Employee's obligations under this Agreement which are demonstrably willful and deliberate on the Employee's part after there has been delivered to the Employee a written demand from the Company to cease such activities; and (iv) willful refusal by the Employee to carry out legally permissible instructions from the Company after the Employee has been given written notice by the Company of a failure to carry out such instructions and a reasonable opportunity to correct the situation.

          (c) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

             (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

             (ii) A merger or consolidation of the Company with any other corporation or business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

             (iii) Effectiveness of an agreement for the sale, lease or disposition by the Company of all or substantially all of the Company's assets.

          (d) Involuntary Termination. "Involuntary Termination" shall mean the Employee's voluntary resignation within 12 months of the occurrence of any one of the following events: (i) without the Employee's express written consent, the assignment to the Employee of any duties or the significant reduction of the Employee's duties, either of which is inconsistent with the Employee's position or responsibilities with the Company as set forth in this Agreement, or the removal of the Employee from such position and responsibilities; (ii) without the Employee's express written consent, a substantial reduction of the facilities and perquisites (including office space, support staff and location) available to the Employee, unless substantially all of the Company's other employees of rank and responsibilities substantially similar to those of the Employee undergo substantially similar reductions; (iii) a substantial reduction by the Company in the Base Salary of the Employee as in effect immediately prior to such reduction; (iv) a

                                       2.
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material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled under this Agreement with the result that the Employee's overall benefits package is significantly reduced; or (v) the refusal by the Employee to relocate her principal place of employment to a facility or a location more than 50 miles from the Employee's then present location following a written demand from the Company to undertake such relocation. An Involuntary Termination will also include (i) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid, or (ii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 8 below.

          (e) Disability. "Disability" shall mean that the Employee has been unable to perform her duties under this Agreement as the result of her incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of her duties hereunder before the termination of her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          2. Duties and Scope of Employment. The Company shall employ the Employee in the position of Executive Vice President of Operations as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement. The Employee shall continue to devote her full business efforts and time to the Company and its subsidiaries. The Employee shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during her employment. During the term of the Employee's employment with the Company, the Employee shall devote her full time, skill and attention to her duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use her best efforts to further the business of the Company and its affiliated entities.

          3. Base Salary. The Company shall pay the Employee as compensation for her services a base salary at the annualized rate of $193,600. This annual salary may be raised from time to time by the Board of Directors. Such salary shall be paid periodically in accordance with normal Company payroll.

          4. Employee Benefits. The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company and applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, stock option, incentive or

                                       3.
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other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

          5.   At-Will Employment.   Except as set forth in Section 6(f) below,
the Company and the Employee acknowledge that the Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, and as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.

          6.   Severance Benefits.

          (a) Termination Following A Change of Control. Subject to the limitation on payments set forth in Section 7 below, if the Company terminates the Employee's employment at any time 60 days or less before, or within 18 months after, a Change of Control, and the Employee's employment terminates under circumstances that constitute an Involuntary Termination, then the Employee shall be entitled to receive severance pay in an amount equal to eighteen (18) months of the Employee's Base Salary for the year of termination. Any severance payments to which the Employee is entitled pursuant to this paragraph shall be paid in a lump sum within thirty (30) days of the Employee's termination.

          (b) Termination For Cause. Notwithstanding anything else contained in this Agreement, if the Company terminates the Employee's employment for Cause, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement, except for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of such termination.

          (c) Termination Apart from Change of Control. In the event the Employee's employment terminates in circumstances that constitute an Involuntary Termination more than 60 days prior to the occurrence of a Change of Control or after the 18-month period following a Change of Control (the "No-Change Period"), then the Employee shall not be entitled to any severance payment unless in accordance with the Company's existing severance and benefit plans and policies for employees generally at the time of such termination. In the event the Employee resigns under circumstances that do not constitute an Involuntary Termination during the No-Change Period, then no severance payment shall be due unless in accordance with the Company's existing severance and benefit plans and policies for employees generally at the time of such termination.

                                       4.
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          (d)  Medical Benefits.  In the event the Employee is entitled to severance benefits pursuant to this Agreement, then in addition to such severance benefits, the Employee shall receive Company-paid health insurance coverage to the extent provided to such Employee immediately prior to the Employee's termination (the "Company-Paid Coverage") for the period set forth in this paragraph. If the Employee's health insurance coverage included the Employee's dependents immediately prior to the Employee's termination, such dependent shall also be covered at Company expense. Company-Paid Coverage shall continue for twelve (12) months following the effective date of termination of Employee's employment or until the Employee becomes covered under another employer's group health insurance plan, whichever occurs first. For purposes of the continuation health coverage required under COBRA, the date of the "qualifying event" giving rise to the Employee's COBRA election period (and that of her "qualifying beneficiaries") shall be the last date on which the Employee receives Company-Paid Coverage under this Agreement.

          (e) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits pursuant to this Agreement except for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of such Disability or death.

          (f) Initial Term. Notwithstanding anything else contained in this Agreement, during the first eighteen (18) months of the term of this Agreement (the "Initial Term"), Employee's employment with the Company may not be terminated by the Company except for Cause or by a resolution of the Board of Directors certifying that, in its reasonable judgment, Employee is being terminated for Good Business Reasons. "Good Business Reasons" shall not include a termination merely for the convenience of the Company or in order to replace the Employee with another individual, but shall include (i) failure of the Employee to follow written instructions of the Chief Executive Officer, President or Board of Directors of the Company after written notice of any such failure and an opportunity for Employee for thirty days to cure any such failure, (ii) gross negligence in the performance of the Employee's duties to the Company, (iii) repeated errors in judgment or poor performance that has a direct and significant negative impact on the Company, its financial status or business prospects, or (iv) Employee purposely makes negative and inaccurate comments about the Company in circumstances where such information becomes available to the public. If, during the Initial Term, the Employee's employment is terminated by the Company for Good Business Reasons that do not constitute Cause, Employee will not receive any severance payment. If, during the Initial Term, the Employee's employment is terminated by the Company without Cause or Good Business Reasons, then (i) Employee shall be entitled to receive severance pay equal to eighteen (18) months' Base Salary, to be paid in a lump-sum within thirty (30) days of the Employee's termination, and any other benefits that may then be established under the Company's existing severance and benefit plans and

                                       5.
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policies for employees generally at the time of such termination.

          7. Limitation on Payments. To the extent that any of the payments and benefits provided for in this Agreement or otherwise payable to the Employee constitute "parachute payments" within the meaning of Section 280G of the Code, as amended and, but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's benefits under Sections 6(b) and (c) above, as applicable, shall be payable either

          (a)  in full, or

          (b) as to such lesser amount as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis of the greatest amount of severance benefits under Sections 6(b) and (c) above, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 7 shall be made in writing by an independent public accounting firm reasonably acceptable to the Company other than that used by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants they reasonably incur in connection with any calculations contemplated by this Section 7.

          8.   Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase of stock, purchase of assets, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

                                       6.
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          (b)  Employee's Successors.  The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.

          9.   Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to her at the home address which she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause shall be communicated by a written notice of termination to the Employee hereto given in accordance with the notice provisions of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, and shall specify the termination date (which shall be not more than 15 days after the giving of such notice).

          10.  Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                                       7.
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          (d)  Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (f)  Arbitration.   Any and all disputes that Employee has with the
Company, or the Company has with Employee, which arise out of Employee's employment or under the terms of this Agreement shall be resolved through final and binding arbitration, in Santa Clara County, California, in accordance with the terms of the then current California Employment Dispute Resolution Rules of the American Arbitration Association. This shall include, without limitation, any controversy, claim or dispute of any kind, including disputes relating to Employee's employment with Company or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, or any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Employee's employment with Company or its termination. The only claims not
                                                                        ---
covered by this Agreement are claims for benefits under the workers' compensation laws which will be resolved pursuant to those laws. Each party will split the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys' fees, that is, the arbitrator will not have authority to award attorneys' fees unless a statutory
                                                            ------
section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. The arbitration shall be instead of any civil litigation; this means Employee is waiving any right to a jury trial,
                                             ---------------------------------
and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. Punitive damages shall not be awarded by the arbitrator.

          (g) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this paragraph shall be void.

          (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

          (i) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement

                                       8.
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to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (k) Section Headings. The headings of the several sections of this Agreement are included solely for the convenience of the parties and are not part of and are not intended to govern, limit, or aid in the construction of any term or provision hereof.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                        E*TRADE GROUP, INC.


                                        By:    /s/ KATHY LEVINSON
                                               -----------------------------

                                        Title:  President/CEO
                                               -----------------------------


                                        ------------------------------------
                                        Kathy Levinson, an individual
                                        Address:

                                       9.